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Exhibit 23.2

Consent of Independent Certified Public Accountant

        We hereby consent to the use in this Registration Statement on Form S-4 for Western Sierra Bancorp of our report dated January 31, 2003 (except for Note 19, as to which the date is March 13, 2003) relating to the consolidated financial statements of Western Sierra Bancorp and Subsidiaries as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002.

        We further consent to the reference to our firm under the heading "Experts" in this Registration Statement.

/s/ Perry-Smith LLP

Sacramento, California
April 25, 2003

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Consent of Independent Certified Public Accountant